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Exhibit 8.1

April 24, 2023

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, California 94596-4438

Re:          Registration Statement on Form S-3 to be filed with the SEC on or about April 24, 2023 with respect to United States 12 Month Oil Fund, LP

Ladies and Gentleman:

We have acted as tax counsel for United States Commodity Funds LLC, a Delaware limited liability company, with respect to certain legal matters in connection with the offer and sale of shares representing beneficial interests in United States 12 Month Oil Fund, LP, a Delaware limited partnership (“USL”). We have also participated in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion letter is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” (the “Discussion”) in the Registration Statement.

In rendering our opinions, we have considered the representation letter dated April 24, 2023 (the “Representation Letter”) and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), rulings and other judicial decisions regarding the Code and the Regulations by the courts, and administrative interpretations of the Code and the Regulations by the Internal Revenue Service (“IRS”), all as they exist as of the date hereof. The Code, Regulations, rulings and judicial decisions by the courts, and IRS administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.

Based on the foregoing, we are of the opinion that:

1.	The Discussion, subject to the qualifications and assumptions stated in the Discussion, the limitations and qualifications set forth herein, and the representations in the Representation Letter, although general in nature, constitutes, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of the ownership and disposition of an interest in USL. The United States federal income tax consequences of the ownership and disposition of an interest in USL by a holder will depend upon that holder’s particular situation, and we express no opinion as to the completeness of the Discussion as applied to any particular holder.
2.	USL will be treated as a partnership that is not taxable as a corporation for United States federal income tax purposes.

* * * * *

This opinion letter is limited to the matters specifically set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinions are rendered as of the date hereof and we assume no obligation to update or supplement these opinions or any matter related to these opinions to reflect any change of fact, circumstances, or law after the date hereof.

Furthermore, our opinions are not binding on the IRS or a court. In addition, we must note that our opinions represent merely our best legal judgment on the matters presented and that others may disagree with our conclusions herein. There can be no assurance that the IRS will not take a contrary position or that a court would agree with our opinions if litigated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm—Eversheds Sutherland (US) LLP—and these opinions contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP

Eversheds Sutherland (US) LLP

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.